March 26,1996



                                                    EXHIBIT 23(a)






               CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22068), the Registration Statement on Form S-8 (No. 33-60278), the Registration Statement on Form S-8 (No. 33-66124), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-25699), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-50173), the Prospectus constituting part of the Registration Statement on Form S-3
(No. 33-52048), and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62506) of our report dated February 2, 1996, appearing on page A-10 of the Annual Report to Shareholders in the appendix to the Illinova Corporation Proxy Statement which is incorporated in this Annual Report on Form 10-K.







PRICE WATERHOUSE LLP

March 27, 1996